Exhibit 8(i)

Amendment to Participation Agreement

Franklin Templeton Variable Insurance Products Trust

Franklin/Templeton Distributors, Inc.

Protective Life and Annuity Insurance Company

Investment Distributors, Inc.

Franklin Templeton Variable Insurance Products Trust (the “Trust”), Franklin/Templeton Distributors, Inc. (the “Underwriter,” and together with the Trust, “we” or “us”), Protective Life and Annuity Insurance Company (the “Company” or “you”), and Investment Distributors, Inc., your distributor, on your behalf and on behalf of certain Accounts, have previously entered into a Participation Agreement dated May 1, 2008, as amended (the “Agreement”).  The parties now desire to amend the Agreement by this amendment (the “Amendment”).  Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.               Paragraphs of 6.1 through 6.7 of Section 6 are amended and restated in their entirety as set forth in Attachment A to this Amendment.  The remaining paragraphs of Section 6 not amended herein shall be re-numbered.

2.               All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused its duly authorized officers to execute this Amendment effective as of August 16, 2010.

The Trust:	FRANKLIN TEMPLETON VARIABLE INSURANCE
Only on behalf of	PRODUCTS TRUST
each Portfolio listed on Schedule C of the Agreement.
By:
	Name:	Karen L. Skidmore
	Title:	Vice President

The Underwriter:	FRANKLIN/TEMPLETON DISTRIBUTORS, INC.

By:
	Name:	Thomas M. Regner
	Title:	Executive Vice President

The Company:	PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY

By:
Name:
Title:

The Distributor:	INVESTMENT DISTRIBUTORS, INC.

By:
Name:
Title:

Attachment A

6.                                      Sales Material, Information and Trademarks

6.1                                 For purposes of this Section 6, “Sales Literature/ Promotional Material” includes, but is not limited to, portions of the following that use any logo or other trademark related to the Trust, or Underwriter or its affiliates, or refer to the Trust:  advertisements (such as material published or designed for use in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, web-sites and other electronic communications or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts or any other advertisement, sales literature or published article or electronic communication), educational or training materials or other communications distributed or made generally available to some or all agents or employees in any media, and disclosure documents, shareholder reports and proxy materials.

6.2                                 You may use the name of the Trust and trademarks and the logo of the Underwriter in Sales Literature/Promotional Material as reasonably necessary to carry out your performance and obligations under this Agreement provided that you comply with the provisions of this Agreement.  You agree to abide by any reasonable use guidelines regarding use of such trademarks and logos that we may give from time to time.  You shall, as we may request from time to time, promptly furnish, or cause to be furnished to us or our designee, at least one complete copy of each registration statement, prospectus, statement of additional information, private placement memorandum, retirement plan disclosure information or other disclosure documents or similar information, as applicable (collectively “Disclosure Documents”), as well as any report, solicitation for voting instructions, Sales Literature/ Promotional Material created and approved by you, and all amendments to any of the above that relate to the Contracts, the Accounts, the Trust, or Underwriter or its affiliates.

6.3                                 You and your agents shall not give any information or make any representations or statements on behalf of the Trust or concerning the Trust, the Underwriter or an Adviser, other than information or representations contained in and accurately derived from the registration statement or prospectus for the Trust shares (as such registration statement and prospectus may be amended or supplemented from time to time), annual and semi-annual reports of the Trust, Trust-sponsored proxy statements, or in Sales Literature/Promotional Material created by us for the Trust and provided by the Trust or its designee to you, except as required by legal process or regulatory authorities or with the written permission of the Trust or its designee.

6.4                                 You agree, represent and warrant that you are solely responsible for any Sales Literature/ Promotional Material prepared by you and that such material will:  (a) conform to all requirements of any applicable laws or regulations of any government or authorized agency having jurisdiction over the offering or sale of shares of the Portfolios or Contracts; (b) be solely based upon and not contrary to or inconsistent with the information or materials provided to you by us or a Portfolio; and (c) be made available promptly to us upon our request. You agree to file any Sales Literature/Promotional Material prepared by you with FINRA, or other applicable legal or regulatory authority, within the timeframes that may be required from time to time by FINRA or such other legal or regulatory authority. Unless otherwise expressly agreed to in writing, it is understood that we will neither review nor approve for use any materials prepared by you and will not be materially involved in the preparation of, or have any responsibility for, any such materials prepared by you.  You are not authorized to modify or translate any materials we have provided to you.

6.5                                 You shall promptly notify us of any written customer complaint or notice of any regulatory investigation or proceeding received by you relating to any Disclosure Documents or Sales Literature/Promotional Material.

6.6                                 We shall not give any information or make any representations or statements on behalf of you or concerning you, the Accounts or the Contracts other than information or representations, including naming you as a Trust shareholder, contained in and accurately derived from Disclosure Documents for the Contracts (as such Disclosure Documents may be amended or supplemented from time to time), or in materials approved by you for distribution, including Sales Literature/ Promotional Material, except as required by legal process or regulatory authorities or with your written permission.

6.7                                 Except as provided in Section 6.2, you shall not use any designation comprised in whole or part of the names or marks “Franklin” or “Templeton” or any logo or other trademark relating to the Trust or the Underwriter without prior written consent, and upon termination of this Agreement for any reason, you shall cease all use of any such name or mark as soon as reasonably practicable.

6.8                                 You shall furnish to us ten (10) Business Days prior to its first submission to the SEC or its staff, any request or filing for no-action assurance or exemptive relief naming, pertaining to, or affecting, the Trust, the Underwriter or any of the Portfolios.

6.9                                 You agree that any posting of Designated Portfolio Documents on your website or use of Designated Portfolio Documents in any other electronic format will result in the Designated Portfolio Documents:  (i) appearing identical to the hard copy printed version or .pdf format file provided to you by us (except that you may reformat .pdf format prospectus files in order to delete blank pages and to insert .pdf format prospectus supplement files provided by us to you); (ii) being clearly associated with the particular Contracts in which they are available and posted in close proximity to the applicable Contract prospectuses; (iii) having no less prominence than prospectuses of any other underlying funds available under the Contracts; (iv) in compliance with any statutory prospectus delivery requirements and (v) being used in an authorized manner.  Notwithstanding the above, you understand and agree that you are responsible for ensuring that participation in the Portfolios, and any website posting, or other use, of the Designated Portfolio Documents is in compliance with this Agreement and applicable state and federal securities and insurance laws and regulations, including as they relate to paper or electronic delivery or use of fund prospectuses.  We reserve the right to inspect and review your website if any Designated Portfolio Documents and/or other Trust documents are posted on your website and you shall, upon our reasonable request, provide us timely access to your website materials to perform such inspection and review.

In addition, you agree to be solely responsible for maintaining and updating the Designated Portfolio Documents’ .pdf files and removing and/or replacing promptly any outdated prospectuses and other documents, as necessary, ensuring that any accompanying instructions by us, for using or stopping use, are followed.  You agree to designate and make available to us a person to act as a single point of communication contact for these purposes.  We are not responsible for any additional costs or additional liabilities that may be incurred as a result of your election to place the Designated Portfolio Documents on your website.  We reserve the right to revoke this authorization, at any time and for any reason, although we may instead make our authorization subject to new procedures.

Participation Agreement Addendum

Effective as of May 1, 2011

Franklin Templeton Variable Insurance Products Trust

Franklin/Templeton Distributors, Inc.

Protective Life and Annuity Insurance Company

Investment Distributors, Inc.

Franklin Templeton Variable Insurance Products Trust (the “Trust”), Franklin/Templeton Distributors, Inc. (the “Underwriter,” and together with the Trust, “we,” “our,” or “us”), Protective Life and Annuity Insurance Company, and Investment Distributors, Inc., your distributor (collectively, the “Company” “you” or “your”), on your behalf and on behalf of certain Accounts, (individually a “Party”, collectively, the “Parties”) have previously entered into a Participation Agreement dated May 1, 2008, as amended (the “Agreement”).

WHEREAS, the Parties now desire to amend the Agreement by this Participation Agreement Addendum (“the Addendum”) to facilitate the summary prospectus delivery options pursuant to Rule 498 of the Securities Act of 1933 as amended, (“Rule 498”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Parties agree as follows:

1.               New paragraphs 4.7.1 through 4.7.3, as set forth in Attachment A of this Addendum, are added at the end of the existing paragraphs of Section 4 of the Agreement.  This Addendum constitutes the new procedures referred to in Section 6 of the Agreement, and provides additional requirements in connection with the authorized use of the summary prospectus under Rule 498.

2.               Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Addendum.  All other terms and provisions of the Agreement not amended herein, including, but not limited to the indemnification provisions, shall remain in full force and effect and will apply to the terms of this Addendum as applicable.

3.               This Addendum will terminate automatically upon the termination of the Agreement.  It may also be terminated by mutual written agreement of the Parties to this Addendum at any time, and by any Party to this Addendum upon no less than 30 days’ advance written notice to the other Parties to this Addendum.

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IN WITNESS WHEREOF, each of the Parties has caused their duly authorized officers to execute this Addendum effective as of May 1, 2011.

The Trust: Only on behalf of	FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
each Portfolio listed on Schedule C of the Agreement.
By:
	Name:	Karen L. Skidmore
	Title:	Vice President

The Underwriter:	FRANKLIN/TEMPLETON DISTRIBUTORS, INC.

By:
	Name:	Thomas M. Regner
	Title:	Executive Vice President

The Company:	PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY

By:
Name:
Title:

The Distributor:	INVESTMENT DISTRIBUTORS, INC.

By:
Name:
Title:

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Attachment A to Participation Agreement Addendum

4.7.1        For purposes of this Addendum, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

4.7.2        We agree that the hosting of such Trust current Summary Prospectuses and other most recent documents required by Rule 498(e)(1) (“Trust Documents”), at the url website address we indicate on each Summary Prospectus (“Trust Documents Site”), is designed to lead Contract owners directly to the Trust Documents Site and comply with all applicable requirements of  Rule 498(e) and (f)(3).  We also agree that we will be responsible for compliance with the provisions of Rule 498(f)(1) involving Contract owner requests for additional Trust Documents made directly to us.  While we are not required to provide the Summary Prospectus delivery option for any Portfolio (or any Portfolio class of shares), should we decide to discontinue such option(s), the Underwriter agrees to give you no less than sixty (60) days’ advance written notice and continue the hosting of the Trust Documents Site required by Rule 498(e)(1).

4.7.3        The Parties agree that you are not required to use the Summary Prospectus delivery option.  If you elect to use the Trust’s Summary Prospectuses to satisfy your Trust prospectus delivery requirement, you agree to do so in compliance with the Agreement and Rule 498, and to give us no less than sixty (60) days’ advance written notice of such intended use.  You also agree that any binding together of Summary Prospectuses, Statutory Prospectuses, and other materials will be done in compliance with Rule 498(c).  You further agree that you will be responsible for compliance with the provisions of Rule 498(f)(1) involving Contract owner requests for additional Trust Documents made directly to you, or one of your affiliates or third-party providers.  In connection with your distribution of any Portfolio Summary Prospectus, you agree to be solely responsible for the maintenance of website links to the Trust Documents Site.  You acknowledge that the Trust Documents Site is transmitted over the Internet on a reasonable efforts basis, and we do not warrant or guarantee its reliability.  You agree that you will comply with any policies concerning Trust Documents Site usage that we provide to you, including any posted website Terms of Use.

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